Exhibit 99.2

Media/Investor Contact:

Anne Erickson

Executive Director

Halozyme Therapeutics

858-704-8264

aerickson@halozyme.com

HALOZYME ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, February 10, 2012 – Halozyme Therapeutics, Inc. (NASDAQ: HALO) today announced the pricing of an underwritten public offering of 6,800,000 shares of its common stock at a price to the public of $10.61 per share. The offering is expected to settle and close on February 15, 2012, subject to customary closing conditions. Barclays Capital Inc. is the sole book-running manager of the offering, and Halozyme has granted them a thirty (30) day option to purchase up to 1,020,000 shares of common stock. Halozyme intends to use the net proceeds from the offering to build commercial inventory for anticipated product launches, fund research and development of proprietary programs, and for general corporate purposes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale is not permitted.

The shares will be issued pursuant to an effective shelf registration statement on Form S-3ASR previously filed with the Securities and Exchange Commission (the “SEC”) and a final prospectus supplement relating to the offering. Copies of the final prospectus supplement, when available, and accompanying prospectus may be obtained from the offices of Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Barclaysprospectus@broadridge.com (phone: 888-603-5847).

About Halozyme

Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company’s research focuses primarily on a family of human enzymes, known as hyaluronidases, that increase the absorption and dispersion of biologics. Halozyme’s pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets HYLENEX® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the public offering) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in Halozyme’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission. Halozyme undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Halozyme’s expectations.

# # #